                                                               Exhibit (11.1)

                      Statement Re: Computation of Earnings Per Share
                          (000s omitted, except per share data)


                                                                          Six Months Ended June 30
                                                                          ------------------------
                                                                             1996           1997
                                                                          ---------        -------
Primary:
  Average shares outstanding                                                19,952          22,114
  Net effect of stock options and warrants-
    based on the treasury stock method using
    average market price                                                       754           1,045
                                                                           -------         -------
  Total                                                                     20,706          23,159
                                                                           =======         =======

  Historical income before income taxes                                    $ 5,270
  Deduct pro forma income taxes                                              2,447
                                                                           -------
  Pro forma net income (A)                                                 $ 2,823         $10,283
                                                                           =======         =======
  Per share amount                                                         $  0.14         $  0.44
                                                                           =======         =======

Fully diluted:
  Average shares outstanding                                                19,952          22,114
  Net effect of dilutive stock options and
    warrants - based on the treasury stock
    method using the greater of period end
    market price or the average market price                                   857           1,045
                                                                           -------         -------
  Total                                                                     20,809          23,159
                                                                           =======         =======
  Historical income before income taxes                                    $ 5,270
  Deduct pro forma income taxes                                              2,447
                                                                           -------
  Pro forma net income (A)                                                 $ 2,823         $10,283
                                                                           =======         =======
  Per share amount                                                         $  0.14         $  0.44
                                                                           =======         =======


(A) 1996 includes a provision for income taxes as if Allied Communications had been subject to income taxes for the entire period presented.